Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Lucas Energy, Inc.
Bellaire, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 29, 2009 relating to the audit of the consolidated balance sheet of Lucas Energy, Inc. as of March 31,

2009 and 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended March 31, 2009 and 2008 included in the Annual Report on Form 10-K. We also consent to the reference to our firm as experts in accounting and auditing under the heading "Experts" appearing therein.

/s/GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

December 30, 2009